                       Northwestern Mineral Ventures Inc.
                                36 Toronto Street
                                   Suite 1000
                            Toronto, Ontario M5C 2C5
                                     Canada.

                               Tel: (416) 367-6875

                                                  October 16, 2006

Mr. Karl Hiller
Securities and Exchange Commission
Office of International Corporate Finance
450 Fifth Street, NW
Washington, D.C. 20549-0405

                       Northwestern Mineral Ventures Inc.
                       SEC File No. 000-50822
                       ----------------------

Dear Mr. Hiller:

         We have received your letter dated September 28, 2006 requesting certain amendments to our Annual Report on Form 20-F for the year ended December
31, 2005 ("Form 20-F"), which was filed with the Securities and Exchange
Commission ("SEC") on June 30, 2006. We expect to file with the SEC an amendment to our Form 20-F responding to the staff's comments by October 31, 2006.

         If you have any questions, please feel free to contact me.

                                                       Sincerely,

                                                       /s/ Erik H. Martin
                                                       ------------------
                                                       Erik H. Martin
                                                       Chief Financial Officer